EXHIBIT 99.1

PRESS RELEASE

Schlotzsky’s, Inc. Announces 2003 First-Quarter Results and “Concept

2005” Implementation Timetable

AUSTIN, Texas – May 15, 2003 – Schlotzsky’s, Inc. (Nasdaq: BUNZ) today reported revenues of $13.8 million and a net loss of $1.07 million, or $(0.15) per diluted share, for the quarter ended March 31, 2003. This compares with revenues of $15.2 million and net income of $628,000, or $0.08 per diluted share, during the same period last year.

“Our results continued to be affected by weak economies in markets where we have a significant presence, particularly those with a substantial military employer or technology base,” said John C. Wooley, Schlotzsky’s president and chief executive officer.  “In addition, the fast casual dining market is becoming increasingly competitive, as approximately two-thirds of our stores now face direct competition.  We also did not receive the benefit we expected from our national advertising program in March, the effect of which was diluted, understandably, by coverage of the war in Iraq.

“We are working to meet the challenges of a tough economic and competitive environment by making the investments in menu enhancements, restaurant design and technology that we believe are key to reversing revenue trends and creating long-term, sustainable growth and profitability,” said Wooley.  “We anticipate that sales growth will resume as we see the effects of our ambitious three-year plan to refresh our restaurant concept system-wide.”

Concept 2005 Produces Promising Early Results, Includes Plans to Remodel and Re-image

“Working closely with our franchisees through weekly conference calls and restaurant visits, we have spent much of the last year preparing for the next phase of the evolution of the Schlotzsky’s restaurant concept,” said Wooley.  “We now have general consensus of call participants on two sets of action plans going forward: new and interesting product introductions that have a high ‘Food IQ’ and flow from our heritage of great bread and taste; and remodeling – really re-imaging – our restaurants.  Together, these actions constitute an initiative we are calling

‘Concept 2005’.  Its primary goals are to increase both same-store sales and store counts as we begin to refocus on franchising new locations.”

The first restaurant to implement Concept 2005 – the Company’s flagship restaurant on South Lamar Boulevard in Austin – experienced an immediate jump in sales since the March 28 launch.  Rollout of Concept 2005 to several company-operated restaurants in Texas will begin later this month.

Customer response has been extremely positive, said Wooley, but even more encouraging has been the response from franchise owners.  “We have had a steady stream of franchisee owners from across the country coming to see the new menu concept in action.  Their enthusiastic response confirms that these concept changes are on target,” said Wooley.

This summer franchisees throughout the rest of the system will be given a tailored road map to implement restaurant remodelings, menu expansions and information technology upgrades.  With Concept 2005, franchise owners have a clear path with discrete steps to be taken in 2003, 2004 and 2005, depending on their level of investment.  The timing of Concept 2005 is consistent with the company’s existing restaurant remodeling schedule, calling for the majority of franchise restaurants to remodel over the next three years.

“We are beginning restaurant conversions that we believe will further differentiate Schlotzsky’s as a unique, preferred destination for the growing fast casual dining market,” said Wooley.  “During the next three years, system franchisees implementing Concept 2005 will re-image and re-equip their restaurants with dramatic improvements that are capable of producing sales growth.”

Wooley added that the company’s WiFi (wireless technology) and free Internet access initiative and “Cool Deli”™ computer stations are also ready for systemwide roll-out, dovetailing with Concept 2005 in offering franchisees with another tool to grow sales.

Schlotzsky’s will conduct a conference call to discuss information included in this press release and related matters at 9:30 a.m. CDT on Friday, May 16, 2003.  The conference call will be available for analysts and institutional investors at 1-800-341-2312, PIN #4643.  The conference call will be available simultaneously, and in its entirety, to all interested investors and news media through a webcast at www.cooldeli.com.

Schlotzsky’s, Inc., founded in Austin, Texas, in 1971, is a franchisor and operator of restaurants in the fast casual sector.  Our current menu features upscale made-to-order hot sandwiches and pizzas served on our proprietary buns and crusts, wraps, chips, salads, soups, fresh baked cookies and other desserts, and beverages.  As of March 31, 2003, there were 619 Schlotzsky’s® Deli restaurants open and operating in 37 states, the District of Columbia and six foreign countries.  Visit www.schlotzskys.com or www.cooldeli.com for more information and e-coupons.

This press release may contain statements deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act or Section 21E of the Exchange Act.  Any statements that are not statements of historical fact may be deemed forward-looking statements.  Forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control.  Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties.  Forward-looking statements may include, without limitation, statements concerning business, financial and growth strategies and objectives, costs and earnings projections, new restaurant development, and assumptions relating to any of these statements.  Factors that may influence forward-looking statements or cause actual results to differ materially from those described or anticipated by the forward-looking statements may include, without limitation, inability to obtain adequate financing for the Company or our franchisees, increased competition within the restaurant industry, continued viability of restaurants during a weak economy, inability to sell restaurants, failure to adequately motivate franchisees to remodel and re-image their restaurants and to fully implement Concept 2005, failure to successfully recruit multi-unit and single-unit franchisees, and stock volatility and illiquidity.  Because of the risks and uncertainties related to these factors and the forward-looking statements, readers are cautioned not to place undue reliance on the forward-looking statements.  There can be no assurance that any events or results described in any forward-looking statement will actually occur or be achieved.  We undertake no obligation to publicly revise the forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events or circumstances.  Readers should carefully review the risk factors described above and in other documents filed by the Company with the SEC.  Readers are specifically directed to the discussion under “Risk Factors” in the Company’s most recent Form 10-K.

Contacts:

Media/Investors:

Schlotzsky’s, Inc.

Jessica Furlow, 512/236-3644

Susan Engelking, 512/342-8870

- or -

Investors:

Fleishman-Hillard

Russell Johnson, 713/513-9515

 johnsonr@fleishman.com

SCHLOTZSKY’S, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31, 2003	March 31, 2002
	(Unaudited)

Revenues
Royalties	$4,303,888	$5,119,487
Franchise fees	—	20,000
Developer fees	50,159	60,033
Restaurant sales	7,612,229	7,870,891
Brands contribution	1,651,105	1,883,027
Other fees and revenue	212,649	292,385
Total revenues	13,830,030	15,245,823

Expenses
Service costs:
Royalties	663,792	1,135,268
Franchise fees	—	10,000
	663,792	1,145,268

Restaurant operations:
Cost of sales	2,171,620	2,196,134
Personnel and benefits	3,365,161	3,169,311
Operating expenses	1,902,247	1,766,899
	7,439,028	7,132,344

Loss on investment	67,150	30,220
General and administrative	5,070,715	4,479,886
Depreciation and amortization	1,249,406	1,083,294
Total Expenses	14,490,091	13,871,012

Income (loss) from operations	(660,061)	1,374,811

Other
Interest income	103,648	217,443
Interest expense	(1,015,905)	(602,525)

Income (loss) before income taxes	(1,572,318)	989,729

Provision (credit) for income taxes	(506,000)	362,000

Net income (loss)	$(1,066,318)	$627,729

Earnings per common share - basic	$(0.15)	$0.09
Earnings per common share - diluted	$(0.15)	$0.08

OTHER OPERATING DATA

Restaurants Open - Beginning of Period	643	674
Openings During Period -
New	—	2
Reopenings	1	4
Total Openings	1	6
Closings During Period	(25)	(8)
Restaurants Open - End of Period	619	672

Systemwide Contractual Sales	$85,513,000	$100,201,000
Decrease in Systemwide Contractual Sales	(14.7)%	(6.5)%
Decrease in Same Store Contractual Sales	(11.7)%	(5.4)%
Average Weekly Contractual Sales	$10,430	$11,485
Decrease in Average Weekly Contractual Sales	(9.2)%	(1.1)%

Note: Systemwide contractual sales, same store contractual sales and average weekly contractual sales are all based on contactual sales as defined in our Franchise Agreements, and represent net sales under generally accepted accounting principles plus the amounts of any discounts for employee or manager meals.  Contractual sales are used because these are the basis of our royalty income and are the only sales amounts reported by the franchisees.